Exhibit 99.1

Stacy Feit (Investors)

(312) 640-6779

sfeit@frbir.com

CANDELA REPORTS THIRD QUARTER 2008 RESULTS

WAYLAND, MA, April 23, 2008 — Candela Corporation (NASDAQ:CLZR) today reported results for the third fiscal quarter ended March 29, 2008.  Revenues of $38.9 million in the third quarter increased 0.5 percent from $38.7 million in the comparable prior-year period.  The Company reported a net loss of $2.1 million, or $0.09 per share, for the third fiscal quarter versus net income of $1.5 million, or $0.07 per share, in the corresponding period last year.

Revenues from lasers and other products in the third quarter decreased to $28.4 million from $29.0 million in the prior year period.  Revenues from product-related services increased to $10.5 million from $9.7 million in the prior year period.

Gross profit margin declined to 44.9 percent for the third quarter from 51.0 percent in the comparative prior-year period.  Lower margins from services were the contributing factor. Third quarter fiscal 2008 selling, general and administrative expenses, including approximately $3.9 million in legal expenses, increased to $18.3 million, or 46.9 percent of revenues, compared with $13.2 million, or 34.1 percent of revenues in the same period last year.  Research and development spending for the third quarter decreased to $3.0 million from $4.9 million in the prior year’s quarter.

Gerard E. Puorro, President and Chief Executive Officer, said, “We are all aware of the challenges that the North American aesthetic laser market faces and Candela is not immune to this phenomenon as evidenced by the weaker volume trend last quarter.  However, our laser product gross margins expanded sequentially from the second quarter, although this increase was offset by a decline in service margin as a result of reliability issues that we encountered this quarter causing total gross margin to decline from the prior year period, from 51% to 44.9%.  Our international performance, however, was again strong and we will protect our leadership in these international markets while we continue to adapt to current domestic market conditions.”

Total revenues for the nine-month period ended March 29, 2008 increased to $110.4 million from $109.6 million last year.  Gross profit margin decreased to 46.6 percent from 50.1 percent in the prior year.  For the first nine months of fiscal 2008, the company reported a net loss of $6.4 million, or $0.28 per share, versus net income of $7.0 million, or $0.30 per share, in the same period last year.

	Three Months Ended		Nine Months Ended
(In thousands)	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Revenue
Lasers and other products	$28,427	$29,017	$80,483	$84,014
Product-related services	10,464	9,673	29,962	25,556
Total	$38,891	$38,690	$110,445	$109,570

Revenue By Geography
U.S.	$13,274	$15,204	$43,980	$47,900
All other countries	25,617	23,486	66,465	61,670

Gross Margin
Lasers and other products	53.4%	57.2%	53.2%	56.0%
Product-related services	21.9%	32.4%	28.8%	31.1%
Total	44.9%	51.0%	46.6%	50.1%

Puorro concluded, “The global aesthetic laser industry remains a viable sector notwithstanding macroeconomic concerns. Candela is focused on developing compelling solutions based on our industry-leading efficacy and safety profiles.  At the same time we face our own set of challenges in delivering these new products to market. We are confronting these challenges head-on and solutions are being driven by our recent additions to the senior management team.”

Conference Call Details

The Company will host a conference call today at 5:00 p.m. EDT to discuss this announcement. The call can be accessed live by dialing (866) 837-9779 or by visiting Candela Corporation’s website at www.candelalaser.com

Investors may access a replay by dialing (888) 266-2081, passcode 1228345, which will be available from 8:30 p.m. EDT on April 23, 2008 through 11:59 p.m. EDT on April 26, 2008. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 19 years ago, and currently has an installed base of an estimated 12,000 lasers worldwide. Visit Candela on the Web at at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of a material adverse judgment in pending litigation matters.   dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 29,	June 30,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$17,150	$27,200
Marketable securities	17,312	11,773
Accounts receivable, net	42,896	38,455
Notes receivable	270	1,025
Inventories, net	30,933	21,368
Other current assets	9,305	7,136

Total current assets	117,866	106,957

Property and equipment, net	4,277	3,479

Long-term investments	3,756	12,260
Other assets	29,768	27,534

Total assets	$155,667	$150,230

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$17,679	$6,922
Accrued payroll and related expenses	4,554	5,344
Accrued warranty	4,658	5,486
Other accrued liabilities	9,604	11,174
Current liabilities of discontinued operations	1,219	1,257
Deferred income	12,463	10,000

Total current liabilities	50,177	40,183

Other long-term liabilities	5,379	8,537

Stockholders’ equity
Common stock	261	261
Less: Treasury stock	(24,855)	(22,458)
Additional paid-in capital	72,572	69,466
Accumulated earnings	48,117	54,536
Accumulated other comprehensive income (loss)	4,016	(295)

Total stockholders’ equity	100,111	101,510

Total liabilities and stockholders’ equity	$155,667	$150,230

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	For the three-months ended		For the nine-months ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Revenue	$38,891	$38,690	$110,445	$109,570
Cost of sales	21,432	18,950	58,994	54,627

Gross profit	17,459	19,740	51,451	54,943

Operating expenses:
Research and development	3,030	4,873	9,678	13,059
Selling, general and administrative	18,254	13,208	51,356	36,856

Total operating expenses	21,284	18,081	61,034	49,915

(Loss) income from operations	(3,825)	1,659	(9,583)	5,028

Other income:
Interest income	363	716	1,330	2,231
Other income (loss)	71	85	(1,688)	3,727

Total other (loss) income	434	801	(358)	5,958

(Loss) income before income taxes	(3,391)	2,460	(9,941)	10,986

(Benefit from) provision for income taxes	(1,335)	920	(3,522)	4,003

Net (loss) income	$(2,056)	$1,540	$(6,419)	$6,983

Net (loss) income per share of common stock:
Basic	$(0.09)	$0.07	$(0.28)	$0.30

Diluted	$(0.09)	$0.07	$(0.28)	$0.30

Weighted average shares outstanding:
Basic	22,672	22,937	22,743	23,128

Diluted	22,672	23,320	22,743	23,592